WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

(Milwaukee, WI — February 23, 2009)  Weyco Group, Inc. (NASDAQ: WEYS) today announced financial results for the fourth quarter and full year 2008.

FOURTH QUARTER

Net sales for the fourth quarter were $50.0 million, down from $62.2 million in 2007.  Net earnings for the quarter were $3.5 million, down from $7.8 million in 2007.  Diluted earnings per share were $.30 in 2008, as compared with $.66 for the fourth quarter of 2007.

Net sales in the wholesale division, which include wholesale net sales and licensing revenues, were $42.4 million in the fourth quarter of 2008, compared with $52.9 million in 2007.  Wholesale net sales were $41.1 million in 2008, down from $51.5 million in 2007.  Licensing revenues in 2008 were $1.3 million, compared with $1.4 million in 2007.  Fourth quarter wholesale net sales of the Company’s Stacy Adams, Nunn Bush and Florsheim brands were down 17%, 11% and 31%, respectively.

Retail net sales for the fourth quarter were $7.6 million, down from $9.4 million in 2007.  Same store sales were down 19%.

Earnings from operations for the fourth quarter of 2008 were $4.7 million, down from $11.6 million in 2007.  This resulted from sales volume decreases in both the wholesale and retail divisions.  In the wholesale division, in addition to decreases in sales volume, the Company experienced lower gross margins.  The lower gross margins resulted from cost increases from its foreign suppliers and refinements to management’s estimates in response to current economic conditions related to sales returns and allowances and coop advertising accruals, which resulted in more expense in the fourth quarter of 2008 than 2007.

FULL YEAR 2008

Overall net sales in 2008 of $221.4 million were down 5% compared with $232.6 million in the prior year. Net earnings were $17.0 million, down from $22.9 million in 2007.  Diluted earnings per share were $1.45 in 2008 and $1.91 last year.

Net sales in the wholesale division, which include wholesale net sales and licensing revenues, were $192.5 million compared with $201.5 million in 2007.  Wholesale net sales were $188.2 million, down 5% from $197.4 million in 2007.  Licensing revenues were $4.3 million in 2008 and $4.1 million in 2007.  Sales of the Company’s Stacy Adams and Florsheim brands were down 3% and 12% respectively, while Nunn Bush sales were up 1% for the year.

Retail net sales for 2008 were $28.9 million, down 7% from $31.1 million in 2007.  Same store sales were down 8%.

Earnings from operations were $24.5 million in 2008, down from $34.1 million in the prior year.  Operating earnings as a percent of net sales were 11.1% in 2008 and 14.7% in 2007.  The decrease was caused principally by lower sales and lower gross margins.

The Company’s balance sheet remains strong at December 31, 2008.  The Company’s cash and marketable securities totaled $57.6 million at the end of 2008, as compared to $56.8 million in 2007.  The Company’s borrowings under its revolving line of credit were $1.3 million compared with $550,000 last year.  The Company’s excess cash and marketable securities over borrowings was $56.3 million in 2008, compared to $56.2 million in 2007.

“Across all of our brands and in our retail business, our sales volumes suffered in the fourth quarter due to the pullback in spending by consumers and the efforts of retailers to reduce their inventory positions,” stated Tom Florsheim Jr., Chairman and CEO of Weyco Group.  “We anticipate that these challenges will continue into 2009, and we are carefully watching our costs as we go forward.  Our strong balance sheet, however, allows us to continue to make the necessary long-term investment in our brands so they will be well-positioned when economic conditions improve.”

The Company’s Board of Directors declared a cash dividend on February 2, 2009 of $.14 per share to all shareholders of record on March 2, 2009, payable April 1, 2009.

On February 23, 2009, the Company's Board of Directors authorized the Company to repurchase up to an additional 1,000,000 shares of its common stock under its stock repurchase program, bringing the total available to purchase to approximately 1,500,000 shares.

Weyco Group will host a conference call on Tuesday, February 24, 2009, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2008 financial results in more detail.  To participate in the call, please dial 888-680-0894 or 617-213-4860, referencing passcode #46907140, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #66903717.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:
Weyco Group, Inc. designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams.  The Company also operates a small number of retail stores in the United States and Europe.

Forward-Looking Statements:
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to:  (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.  Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske
Senior Vice President and Chief Financial Officer
414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007 (UNAUDITED)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share amounts)

Net sales	$49,965	$62,225	$221,432	$232,616
Cost of sales	31,732	36,369	140,294	143,199
Gross earnings	18,233	25,856	81,138	89,417

Selling and administrative expenses	13,541	14,228	56,639	55,285
Earnings from operations	4,692	11,628	24,499	34,132

Interest income	520	530	2,016	2,159
Interest expense	(17)	(65)	(62)	(353)
Other income and expense, net	(32)	17	(21)	25

Earnings before provision for income taxes	5,163	12,110	26,432	35,963

Provision for income taxes	1,662	4,287	9,407	13,062

Net earnings	$3,501	$7,823	$17,025	$22,901

Weighted average shares outstanding
Basic	11,335	11,510	11,397	11,566
Diluted	11,654	11,943	11,757	12,013

Earnings per share
Basic	$0.31	$0.68	$1.49	$1.98
Diluted	$0.30	$0.66	$1.45	$1.91

Cash dividends per share	$0.14	$0.11	$0.53	$0.42

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF DECEMBER 31, 2008 AND 2007
(UNAUDITED)

	December 31,	December 31,
	2008	2007
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$11,486	$7,859
Marketable securities, at amortized cost	6,623	5,604
Accounts receivable, net	29,873	35,965
Accrued income tax receivable	2,226	-
Inventories	47,012	44,632
Deferred income tax benefits	579	475
Prepaid expenses and other current assets	3,678	3,301
Total current assets	101,477	97,836

Marketable securities, at amortized cost	39,447	43,331
Deferred income tax benefits	736	-
Other assets	10,069	9,440
Property, plant and equipment, net	28,043	28,677
Trademark	10,868	10,868
Total assets	$190,640	$190,152

LIABILITIES & SHAREHOLDERS' INVESTMENT:
Short-term borrowings	$1,250	$550
Accounts payable	7,494	10,541
Dividend payable	1,589	1,270
Accrued liabilities	6,490	8,026
Accrued income taxes	-	716
Total current liabilities	16,823	21,103

Long-term pension liability	15,160	6,043
Deferred income tax liabilities	-	2,248

Common stock	11,353	11,534
Capital in excess of par value	15,203	10,788
Reinvested earnings	142,617	142,775
Accumulated other comprehensive loss	(10,516)	(4,339)
Total shareholders' investment	158,657	160,758

Total liabilities and shareholders' investment	$190,640	$190,152

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 (UNAUDITED)

	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$17,025	$22,901
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,631	2,484
Amortization	114	90
Deferred income taxes	436	80
Stock-based compensation	609	316
Pension contribution	(1,000)	-
Pension expense	1,378	1,359
Loss (gain) on disposal of fixed assets	141	(15)
Increase in cash surrender value of life insurance	(566)	(681)
Change in operating assets and liabilities -
Accounts receivable	6,092	(5,323)
Inventories	(2,380)	6,369
Prepaids and other current assets	(348)	(1,555)
Accounts payable	(3,047)	(1,858)
Accrued liabilities and other	(2,400)	(685)
Accrued income taxes	(2,941)	670
Net cash provided by operating activities	15,744	24,152

CASH FLOWS FROM INVESTING ACTIVITIES:
Life insurance premiums paid	(155)	-
Purchase of marketable securities	(3,069)	(8,406)
Proceeds from maturities of marketable securities	5,820	1,343
Purchase of property, plant and equipment	(2,178)	(2,727)
Proceeds from sales of property, plant and equipment	4	77
Net cash provided by (used for) investing activities	422	(9,713)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(5,738)	(4,656)
Shares purchased and retired	(11,539)	(9,924)
Proceeds from stock options exercised	2,191	1,853
Borrowings (repayments) under revolving credit agreement	700	(10,408)
Income tax benefits from share-based compensation	1,847	1,241
Net cash used for financing activities	(12,539)	(21,894)

Net increase (decrease) in cash and cash equivalents	3,627	(7,455)

CASH AND CASH EQUIVALENTS at beginning of period	$7,859	$15,314

CASH AND CASH EQUIVALENTS at end of period	$11,486	$7,859

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$9,996	$10,901
Interest paid	$62	$400